EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40289, 333-73202, 333-105632, 333-144693, 333-158581 and 333-175526 on Form S-8 of The Allstate Corporation of our report dated June 26, 2026 appearing in this Annual Report on Form 11-K of Allstate 401(k) Savings Plan for the year ended December 31, 2025.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
June 26, 2026